As filed with the Securities and Exchange Commission on October 30, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WELLS FARGO & COMPANY

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

41-0449260

(I.R.S. Employer Identification No.)

420 Montgomery Street

San Francisco, California 94163

(866) 249-3302

(Address, including zip code, and telephone number, including area code, of Wells Fargo & Company’s principal executive offices)

James M. Strother

Executive Vice President and General Counsel

Wells Fargo & Company

MAC #A0149-072

633 Folsom Street

San Francisco, California 94107

415-396-1793

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Mary E. Schaffner Wells Fargo & Company MAC #N9305-173 Wells Fargo Center, 17th Floor Sixth and Marquette Minneapolis, Minnesota 55479	Lawrence S. Makow Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019	Sonia A. Shewchuk Faegre & Benson LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Wells Fargo & Company Common Stock, par value $1-2/3 per share	(1)	(1)	(1)	(2)

(1)	Not applicable pursuant to Form S-3 General Instruction II.E. There is being registered hereby an indeterminate aggregate initial offering price or number of the securities of the identified class as may from time to time be issued at indeterminate prices.
(2)	In accordance with Rules 456(b) and 457(r), Wells Fargo & Company is deferring payment of all of the registration fees.

PROSPECTUS

WELLS FARGO & COMPANY

420 Montgomery Street

San Francisco, California 94163

(866) 249-3302

Common Stock

You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Wells Fargo & Company’s common stock is traded on the New York Stock Exchange under the symbol “WFC.”

Investing in our securities involves risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus.

These securities are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

This prospectus is dated October 30, 2008.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Wells Fargo & Company filed with the Securities and Exchange Commission, or the “SEC”, using a “shelf” registration process. Under this shelf registration process, we may sell common stock in one or more offerings.

Each time we sell common stock, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Such prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

When we refer to “Wells Fargo,” “our company,” “we,” “our” and “us” in this prospectus, we refer only to Wells Fargo & Company, and not Wells Fargo & Company together with its subsidiaries, unless the context indicates otherwise.

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

The distribution of this prospectus and the applicable prospectus supplement and the offering of the securities in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus and the applicable prospectus supplement come should inform themselves about and observe any such restrictions. This prospectus and the applicable prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-3000.

We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” after the date of this prospectus and prior to the later of (i) the time that we sell all the securities offered by this prospectus and (ii) the date that our broker-dealer subsidiaries cease offering securities in market-making transactions pursuant to this prospectus (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules):

•

Annual Report on Form 10-K for the year ended December 31, 2007, filed on February 29, 2008, including information specifically incorporated by reference into our Form 10-K from our 2007 Annual Report to Stockholders and our definitive Proxy Statement for our 2008 Annual Meeting of Stockholders;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, filed on May 9, 2008, August 8, 2008 and October 30, 2008, respectively;

•

Current Reports on Form 8-K filed on January 16, 2008, January 24, 2008, January 31, 2008, March 7, 2008, March 12, 2008, March 18, 2008, April 16, 2008, April 23, 2008, May 5, 2008, May 5, 2008, May 5, 2008, May 6, 2008, May 19, 2008, May 28, 2008, June 6, 2008, June 13, 2008, July 16, 2008, August 19, 2008, August 26, 2008, August 28, 2008, September 8, 2008, September 10, 2008, September 15, 2008, September 29, 2008, October 3, 2008, October 9, 2008, October 15, 2008, October 30, 2008, and October 30, 2008; and

•

the description of our common stock contained in Exhibit 99(e) to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 filed on May 8, 2003, including any amendments or reports filed to update such description.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, and we will provide to you at no cost to you, by writing to or telephoning us at the following address:

Laurel A. Holschuh

Corporate Secretary

Wells Fargo & Company

Wells Fargo Center

MAC #N9305-173

Sixth and Marquette

Minneapolis, Minnesota 55479

Phone: (612) 667-8655

You should rely only on the information incorporated by reference or presented in this prospectus or the applicable prospectus supplement. Neither we, nor any underwriters or agents, have authorized anyone else to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the offered securities will be added to our general funds and will be available for general corporate purposes, including (i) investments in or advances to our existing or future subsidiaries, (ii) repayment of obligations that have matured, and (iii) reducing our outstanding commercial paper and other debt.

LEGAL OPINIONS

Jeannine E. Zahn, who is our Senior Counsel, or another of our lawyers, will issue an opinion about the legality of our common stock offered by this prospectus. Ms. Zahn owns, or has the right to acquire, a number of shares of our common stock which represents less than 0.1% of the total outstanding common stock.

EXPERTS

The consolidated financial statements of Wells Fargo & Company and subsidiaries as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting. The audit report on the aforementioned consolidated financial statements, dated February 25, 2008, refers to Wells Fargo’s change in the method of accounting for income taxes, leveraged lease transactions, certain mortgages held for sale and retained interests, and Wells Fargo’s additional disclosure regarding the measurement of fair value for financial assets and liabilities in 2007 and refers to a change in the method of accounting for residential mortgage servicing rights and stock-based compensation in 2006.

The consolidated financial statements of Wachovia Corporation and subsidiaries (“Wachovia”) as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein from Wells Fargo and Company’s Form 8-K dated October 30, 2008 in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on the aforementioned consolidated financial statements, dated February 25, 2008, refers to Wachovia’s change in the method of accounting for income tax uncertainties, leveraged leases, hybrid financial instruments, collateral associated with derivative contracts and life insurance in 2007 and refers to a change in the method of accounting for mortgage servicing rights, stock-based compensation and pension and other postretirement plans in 2006.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is an estimate, subject to future contingencies, of the expenses to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered:

Registration Fee	0	(1)
Legal Fees and Expenses*	$325,000
Accounting Fees and Expenses*	50,000
Blue Sky and Legal Investment Fees and Expenses*	100,000
Printing and Engraving Fees*	125,000
Listing Fees*	1,500,000
Miscellaneous*	50,000

Total*	$2,150,000

(1)	Deferred in accordance with Rules 456(b) and 457(r).
*	Estimated pursuant to instruction to Item 511 of Regulation S-K.

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with litigation. Article Fourteenth of the restated certificate of incorporation of Wells Fargo & Company (“Wells Fargo”), as amended, provides for broad indemnification of directors and officers. Wells Fargo also maintains insurance coverage relating to certain liabilities of directors and officers.

ITEM 16.	EXHIBITS

The following Exhibits are filed as part of this Registration Statement:

1(a)	Form of Underwriting Agreement for Common Stock.*

4(a)	Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed September 28, 2006).

4(b)	Certificate of Designations for 2007 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3(a) to the Company’s Current Report on Form 8-K filed March 19, 2007).

4(c)	Certificate Eliminating the Certificate of Designations for the Company’s 1997 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3(b) of the Company’s Current Report on Form 8-K filed March 19, 2007).

4(d)	Certificate of Designations for 2008 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3(a) to the Company’s Current Report on Form 8-K filed March 18, 2008).

53

4(e)	Certificate Eliminating the Certificate of Designations for 1998 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3(b) to the Company’s Current Report on Form 8-K filed March 18, 2008).

4(f)	Certificate of Designations for the Company’s Non-Cumulative Perpetual Preferred Stock, Series A (incorporated by reference to Exhibit 4.8 to the Company’s Current Report on Form 8-K filed May 19, 2008).

4(g)	Certificate of Designations for the Company’s Non-Cumulative Perpetual Preferred Stock, Series B (incorporated by reference to Exhibit 4.8 to the Company’s Current Report on Form 8-K filed September 10, 2008).

4(h)	Certificate of Designations for the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series D (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed October 30, 2008).

4(i)	By-Laws (as amended through September 23, 2008) (incorporated by reference to Exhibit 3 to the Company’s Current Report on Form 8-K filed September 29, 2008).

5(a)	Opinion of Senior Counsel of Wells Fargo.

23(a)	Consent of Senior Counsel of Wells Fargo (included as part of Exhibit 5(a)).

23(c)	Consent of Independent Registered Public Accounting Firm.

23(d)	Consent of Independent Registered Public Accounting Firm.

24(a)	Powers of Attorney of Wells Fargo.

*	To be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference or by a post-effective amendment to this Registration Statement.

ITEM 17.	UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on October 30, 2008.

WELLS FARGO & COMPANY

By:	/s/ JOHN G. STUMPF
John G. Stumpf
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on October 30, 2008 by the following persons in the capacities with Wells Fargo & Company indicated:

/s/ JOHN G. STUMPF	President and Chief Executive Officer
John G. Stumpf	(Principal Executive Officer)

/s/ HOWARD I. ATKINS	Senior Executive Vice President and Chief Financial Officer
Howard I. Atkins	(Principal Financial Officer)

/s/ RICHARD D. LEVY	Executive Vice President and Controller
Richard D. Levy	(Principal Accounting Officer)

JOHN S. CHEN	)
SUSAN E. ENGEL	)
ENRIQUE HERNANDEZ, JR.	)
ROBERT L. JOSS	)
RICHARD M. KOVACEVICH	)
RICHARD D. McCORMICK	)	A majority of the Board of directors of
CYNTHIA H. MILLIGAN	)	Wells Fargo & Company
NICHOLAS G. MOORE	)
PHILIP J. QUIGLEY	)
DONALD B. RICE	)
JOHN G. STUMPF	)
STEPHEN W. SANGER	)

*	John G. Stumpf, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by the directors named and filed with the Securities and Exchange Commission on behalf of such directors.

By:	/s/ JOHN G. STUMPF
John G. Stumpf, Attorney-in-Fact

EXHIBIT INDEX

Number	Description	Form of Filing
1(a)	Form of Underwriting Agreement for Common Stock.*

4(a)	Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed September 28, 2006).

4(b)	Certificate of Designations for 2007 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3(a) to the Company’s Current Report on Form 8-K filed March 19, 2007).

4(c)	Certificate Eliminating the Certificate of Designations for the Company’s 1997 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3(b) of the Company’s Current Report on Form 8-K filed March 19, 2007).

4(d)	Certificate of Designations for 2008 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3(a) to the Company’s Current Report on Form 8-K filed March 18, 2008).

4(e)	Certificate Eliminating the Certificate of Designations for 1998 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3(b) to the Company’s Current Report on Form 8-K filed March 18, 2008).

4(f)	Certificate of Designations for the Company’s Non-Cumulative Perpetual Preferred Stock, Series A (incorporated by reference to Exhibit 4.8 to the Company’s Current Report on Form 8-K filed May 19, 2008).

4(g)	Certificate of Designations for the Company’s Non-Cumulative Perpetual Preferred Stock, Series B (incorporated by reference to Exhibit 4.8 to the Company’s Current Report on Form 8-K filed September 10, 2008).

4(h)	Certificate of Designations for the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series D (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed October 30, 2008).

4(i)	By-Laws (as amended through September 23, 2008) (incorporated by reference to Exhibit 3 to the Company’s Current Report on Form 8-K filed September 29, 2008).

5(a)	Opinion of Senior Counsel of Wells Fargo.	Electronic Transmission

23(a)	Consent of Senior Counsel of Wells Fargo (included as part of Exhibit 5(a)).

23(c)	Consent of Independent Registered Public Accounting Firm.	Electronic Transmission

23(d)	Consent of Independent Registered Public Accounting Firm.	Electronic Transmission

24(a)	Powers of Attorney of Wells Fargo.	Electronic Transmission

*	To be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference or by a post-effective amendment to this Registration Statement.